EXHIBIT 99.1

FAIRFAX RESTRICTED STOCK PLAN FOR ZENITH OFFICERS

(adopted on September 20, 2010)

Section 1.	General Purpose of Plan; Definitions.

This plan is the Fairfax Restricted Stock Plan for Zenith Officers (the “Plan”). The purpose of the Plan is to enable the Company (as defined below), an indirect wholly-owned subsidiary of Fairfax (as defined below), to attract and retain highly qualified personnel who will contribute to the success of the Company and Fairfax and to provide incentives to Participants (as defined below) that are linked directly to increases in shareholder value of Fairfax and will therefore inure to the benefit of all shareholders of Fairfax.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)           “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(b)           “Board” means the board of directors of Fairfax.

(c)           “Change in Control” means, following the Effective Date, one of the following events:

(1)           any Person (other than one or more of V. Prem Watsa, his family, corporations controlled by, or trusts whose beneficiaries are, V. Prem Watsa or his family, and the estate of V. Prem Watsa (including the executors and administrators)) is or becomes the Beneficial Owner, directly or indirectly, of securities of Fairfax representing 50% or more of the combined voting power of Fairfax’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in subclause (x) of clause (3) below; or

(2)           the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board:  (i) directors who, on the date hereof, constitute the Board and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Fairfax) whose appointment or election by the Board or nomination for election by Fairfax’s stockholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)           there is consummated a merger or consolidation of Fairfax with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of Fairfax outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Fairfax or any subsidiary of Fairfax, at least 50% of the combined voting power of the securities of Fairfax or such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization or reincorporation of Fairfax (or similar transaction) in which no Person (other than as described in paragraph (1) above of this definition) is or becomes the Beneficial Owner, directly or indirectly, of securities of Fairfax representing 50% or more of the combined voting power of Fairfax’s then outstanding securities; or

(4)           the stockholders of Fairfax approve a plan of complete liquidation or dissolution of Fairfax or there is consummated the sale, transfer or other disposition by Fairfax of all or substantially all of Fairfax’s assets, other than a sale, transfer or other disposition by Fairfax of all or substantially all of Fairfax’s assets to an entity, of which at least 50% of the combined voting power of its voting securities is owned either by Fairfax and/or one or more Subsidiaries of Fairfax or by substantially all of the stockholders of Fairfax immediately prior to such sale, transfer or other disposition in substantially the same proportions as their ownership of Fairfax immediately prior to such sale, transfer or other disposition; or

(5)           any Person (other than Fairfax, a Subsidiary of Fairfax or one or more of V. Prem Watsa, his family, corporations controlled by, or trusts whose beneficiaries are, V. Prem Watsa or his family, and the estate of V. Prem Watsa (including the executors and administrators)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in subclause (x) of clause (6) below; or

(6)           there is consummated a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) in which no Person (other than as described in paragraph (5) above of this definition) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(7)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale, transfer or other disposition by the Company of all or substantially all of the Company’s assets, other than a sale, transfer or other disposition by the Company of all or substantially all of the Company’s assets to an entity, of which at least 50% of the combined voting power of its voting securities is owned either by the Company and/or one or more Subsidiaries of the Company or by substantially all of the stockholders of the Company immediately prior to such sale, transfer or other disposition in substantially the same proportions as their ownership of the Company immediately prior to such sale, transfer or other disposition.

(d)           “Committee” means a committee composed of the Chief Executive Officer of Fairfax and of such other person(s), if any, as such Chief Executive Officer may appoint.

(e)           “Company” means Zenith National Insurance Corp., a Delaware corporation (or any successor corporation).

(f)           “Disability” means the inability of a Participant to substantially perform his or her duties and responsibilities to the Company or to any Parent or Subsidiary by reason of a physical or mental disability or infirmity (i) for a continuous period of six (6) months, or (ii) at such earlier time as the Participant submits medical evidence satisfactory to the Committee that the Participant has a physical or mental disability or infirmity that will likely prevent the Participant from returning to the performance of the Participant’s work duties for six (6) months or longer.  The date of such Disability shall be the last day of such six-month period or the day on which the Participant submits such satisfactory medical evidence, as the case may be.

(g)           “Effective Date” shall be September 20, 2010.

(h)           “Eligible Recipient” means an officer of the Company or of any Subsidiary of the Company.

(i)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j)           “Fairfax” means Fairfax Financial Holdings Limited, a Canada corporation.

(k)           “Fair Market Value” means, as of any given date, with respect to any awards granted hereunder, (A) the closing sale price of a share of Stock on such date on the principal securities exchange on which shares of Stock are listed or traded, (B) the fair market value of a share of Stock as determined in accordance with a method prescribed in the agreement evidencing any award hereunder, or (C) the fair market value of a share of Stock as otherwise determined by the Committee in the good faith exercise of its discretion.

(l)           “Parent” means any entity that is the Beneficial Owner of 50% or more of the combined voting power of all classes of stock of a specified entity.

(m)           “Participant” means any Eligible Recipient selected by the Committee, pursuant to the Committee’s authority in Section 2 below, to receive awards of Restricted Stock.

(n)           “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Fairfax or any Parent or Subsidiary of Fairfax, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Fairfax or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an entity owned, directly or indirectly, by substantially all of the stockholders of Fairfax in substantially the same proportions as their ownership of stock of Fairfax.

(o)           “Plan” shall have the meaning set forth in the first paragraph of this Section 1.

(p)           “Restricted Period” shall have the meaning set forth in Section 5(d)(i).

(q)           “Restricted Stock” means shares of Stock subject to restrictions on sale, transfer, pledge or assignment during a Restricted Period pursuant to Section 5.

(r)           “Restricted Stock Award Agreement” shall have the meaning set forth in Section 5(d).

(s)           “Stock” means the Subordinate Voting Shares, no par value, of Fairfax.

(t)           “Subsidiary” means any entity with respect to which a specified entity is the Beneficial Owner of 50% or more of the total combined voting power of all classes of stock of such entity.

(u)           “Unrestricted Stock” means Restricted Stock for which the Restricted Period has lapsed.

Section 2.	Administration.

The Plan shall be administered by the Committee in accordance with the requirements of Rule 16b-3 promulgated under the Exchange Act, to the extent applicable, subject to the approval of, ratification by, or other action taken by, the Board in the event necessary to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act.

The Committee shall have the power and authority to grant awards of Restricted Stock to Eligible Recipients pursuant to the terms of the Plan.  Except as otherwise provided herein, the Committee shall have the authority:

(a)           to select those Eligible Recipients who shall be Participants;

(b)           to determine whether and to what extent awards of Restricted Stock are to be granted hereunder to Participants;

(c)           to determine the number of shares of Stock to be covered by each award granted hereunder and the purchase price thereof (if any);

(d)           to determine the terms and conditions, not inconsistent with the terms of the Plan, of each award granted hereunder, including, but not limited to, the restrictions applicable to awards of Restricted Stock and the conditions under which restrictions applicable to such awards of Restricted Stock shall lapse; and
(e)           to make factual and legal determinations in connection with the administration or interpretation of the Plan.

The Committee shall have the authority, in its sole discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret and construe the terms and provisions of the Plan, any award under the Plan (and any agreements or documents relating thereto) and to otherwise administer the Plan, including, without limitation, to correct any defects or omissions to reconcile any inconsistencies (provided, however, that no such correction shall be made that would materially impair the rights of a Participant under any award theretofore granted without such Participant’s consent).

All decisions made by the Committee pursuant to the provisions of the Plan, including delegation of authority, shall be final, conclusive and binding on all persons, including the Company and the Participants.

Section 3.	Stock Subject to Plan.

The total number of shares of Stock that may be granted under the Plan (excluding shares granted as contemplated by the last sentence of this paragraph) shall not exceed 200,000 shares unless a higher number is authorized by the Board.  Such shares of Stock granted as Restricted Stock under the Plan will be outstanding shares of Stock acquired on the open market.  To the extent that any shares of Stock subject to any award of Restricted Stock granted hereunder are forfeited, such shares of Stock shall again be available for issuance in connection with future awards granted under the Plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number of shares of Stock reserved for issuance under the Plan, and (ii) the kind, number and purchase price of shares of Stock subject to outstanding awards of Restricted Stock granted under the Plan, in each case, as may be determined by the Committee, in its sole discretion.  Such other substitutions or adjustments shall be made as may be determined by the Committee, in its sole discretion.  In connection with any event described in this paragraph, the Committee may provide, in its sole discretion, for the cancellation of any outstanding awards and payment in cash or other property therefor.

Section 4.	Eligibility.

Eligible Recipients shall be eligible to receive awards of Restricted Stock.  The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among the Eligible Recipients, and the Committee shall determine, in its sole discretion, the number of shares of Stock covered by each such award.

Section 5.	Restricted Stock.

(a)           General.  Awards of Restricted Stock may be granted under the Plan. The Committee shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Stock shall be made; the number of shares to be awarded; the Restricted Period (as defined in Section 5(d)) applicable to awards of Restricted Stock, including any applicable performance objectives; and all other conditions of the awards of Restricted Stock.  The provisions of the awards of Restricted Stock need not be the same with respect to each Participant.

(b)           Awards and Certificates.  The prospective recipient of awards of Restricted Stock shall not have any rights with respect to any such award unless and until such recipient has executed an agreement evidencing the award (a “Restricted Stock Award Agreement”) and has delivered a fully executed copy thereof to Fairfax within a period of thirty (30) days (or such other period as the Committee may specify) after the award date.

(c)           Form of Restricted Stock.  Fairfax may, in its discretion, reflect ownership of Restricted Stock through the issuance of stock certificates, in book-entry form or any combination thereof.

If Fairfax elects to issue stock certificates evidencing shares of Restricted Stock, the Participant who is granted an award of Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock.  Such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to any such award.  Fairfax may require that the stock certificates evidencing Restricted Stock granted hereunder be held in escrow in the custody of the Company or Fairfax or through a custodian selected by the Company or Fairfax (or as otherwise determined by the Committee) until the restrictions thereon have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered to the Company a stock power, endorsed in blank, relating to the Stock covered by such award.  Promptly after the Restricted Period has lapsed without forfeiture in respect of such shares of Restricted Stock except as the Committee, in its sole discretion, shall otherwise determine, certificates for shares of Unrestricted Stock shall be delivered to the Participant.

If Fairfax elects to reflect Restricted Stock ownership in book-entry form, Fairfax (or the custodian holding the Restricted Stock) shall establish on its books a Restricted Stock account in the Participant’s name, and shall credit to such account the number of shares of the Participant’s Restricted Stock.  The book entry shares of Restricted Stock shall be subject to the restrictions described in Section 5(d) until the termination of the Restricted Period, whereupon the shares of Unrestricted Stock shall promptly be transferred to the Participant in the form and registration as indicated by the Participant.

(d)           Restrictions and Conditions.  The awards of Restricted Stock granted pursuant to this Section 5 shall be subject to the following restrictions and conditions:

(i)           Subject to the provisions of the Plan and the Restricted Stock Award Agreement governing any such award, during such period as may be established by the Committee commencing on the date of grant (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan; provided, however, that the Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment, the retirement of a Participant or the occurrence of a Change in Control.  Subject to the foregoing, the following shall apply to all awards of Restricted Stock:

(1)           except with respect to the lapse of the Restricted Period upon attainment of specified performance goals, the Restricted Period shall not lapse earlier than (A) the third (3rd) anniversary of the date of grant of an award of Restricted Stock with respect to 50% of the shares of Stock subject to such award and (B) the fifth (5th) anniversary of the date of grant with respect to the remaining 50% of the shares of Stock subject to such award; and

(2)           the Restricted Period shall lapse in full upon the death of the Participant or termination of the Participant’s employment or service due to Disability.

(ii)           Except as otherwise provided in this Section 5, the Participant shall generally have the rights of a stockholder of Fairfax with respect to Restricted Stock during the Restricted Period.  Unless otherwise provided in a Restricted Stock Award Agreement, ordinary course cash dividends paid with respect to Restricted Stock shall be paid to the Participant and extraordinary dividends (as determined by the Committee) or dividends paid otherwise than in cash shall be held by Fairfax or the Company, in escrow or as otherwise determined by the Committee, until the Restricted Period applicable to such Restricted Stock lapses.  If the Restricted Stock pursuant to which such extraordinary dividends were paid is forfeited, such dividends shall also be forfeited and returned to the Company and/or to Fairfax.

(iii)           The rights of Participants upon termination of employment or service with the Company or any Parent or Subsidiary during the Restricted Period applicable to such Participant’s Restricted Stock shall be set forth in the Restricted Stock Award Agreement governing the award of such Restricted Stock.

Section 6.	Change in Control.

Upon a Change in Control, unless awards of Restricted Stock are assumed by a successor corporation or equivalent awards are substituted therefor, all awards of Restricted Stock shall become fully vested and free of restrictions.

Section 7.	Amendment and Termination.

The Board may amend, alter, suspend or discontinue the Plan or any portion thereof at any time, but no amendment, alteration, suspension or discontinuation shall be made that would materially impair the rights of a Participant under any award theretofore granted without such Participant’s consent.

The Committee may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to Section 3, no such amendment shall materially impair the rights of any Participant without his or her consent.  Notwithstanding anything to the contrary herein, the Committee may amend the Plan or any award agreement or document governing the Plan in such manner as may be necessary to comply with any applicable law, rule or regulation or the listing requirements of any exchange.

Section 8.	Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company or Fairfax, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or Fairfax.

Section 9.	General Provisions.

(a)           The Committee may require each person acquiring shares of Stock hereunder to represent to and agree with Fairfax in writing that such person is acquiring the shares of Stock without a view to distribution thereof.  The certificates for such shares of Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(b)           No Eligible Recipient, Participant or other person shall have any claim to be granted any award, and there is no obligation for uniformity of treatment of Eligible Recipients or Participants.

(c)           Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements; and such arrangements may be either generally applicable or applicable only in specific cases.  Neither the adoption of the Plan nor the grant of an award hereunder shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Parent or Subsidiary of the Company, as the case may be, nor shall it interfere in any way with the right of the Company or any Parent or Subsidiary to terminate the employment or service of any of its Eligible Recipients at any time.  Each Eligible Recipient, by accepting a grant of Restricted Stock, agrees with Fairfax and the Company that he or she will not be entitled to any damages, payment or claim with respect to or as a result of any forfeiture of Restricted Stock which occurs as a result of the termination of the Eligible Recipient’s employment with the Company or any Subsidiary of the Company or Fairfax, regardless of the reason for or circumstances of such employment termination, or whether such employment termination was or was not wrongful and whether or not the period of notice of termination given to the Eligible Recipient was sufficient.

(d)           Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such award.  The obligations of the Company and Fairfax under the Plan shall be conditional on the making of such payments or arrangements, and the Company and Fairfax shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(e)           No member of the Board or the Committee, nor any officer or employee of the Company or Fairfax acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company or Fairfax acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company and Fairfax in respect of any such action, determination or interpretation.

Section 10.	Term of Plan.

No awards of Restricted Stock shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.

Section 11.	Severability.

If any provision of the Plan or any award agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall  be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

Section 12.	Governing Law.

The Plan shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.